Exhibit 10.2

                                    ADDENDUM
      On July 18, 2000, the Transition Agreement dated February 18, 2000 between Victor L. Poirier and Thermo Electron Corporation was amended to provide that Thermo Electron would guarantee the payment to Mr. Poirier of a minimum bonus of $300,000 upon the sale of Thermo Cardiosystems.